Quarterly Stakeholder Letter FOURTH QUARTER | FISCAL YEAR 2024

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 2 1 We define "profitability" and “profitable,” discussed herein, in terms of Adjusted EBITDA. 2 Phreesia India Private Limited. Dear Phreesia stakeholders, Phreesia ended fiscal year 2024 with strong momentum heading into fiscal 2025. We facilitated more than 150 million patient visits in fiscal 2024, or more than 1 in 10 patient visits across the U.S. We are confident that our solutions and our team position us for continued growth and a return to profitability1. We are in a new era that extends our impact beyond patient intake. Our growing set of solutions expands our capabilities outside of the point of care, while still aligning with our mission to make care easier every day. We were thrilled to bring our entire company together in early February 2024 – for the first time in seven years – for a gathering in Washington, D.C. It was a unique opportunity to celebrate our past accomplishments and look forward to the future. Given the fact that we are a fully virtual company, the event provided an important opportunity for colleagues from across the organization to meet in person and learn more about our products, initiatives and impact. At this meeting, in addition to connecting face-to-face with Phreesians across departments, we talked about the things that have made us successful – one of which is being very focused. To do that, it’s important for our employees – and our stakeholders – to understand our mission, vision and values. Our mission: Making care easier every day. Our vision: Every person is an active participant in their care. Our values: Care. A lot. | Try it. | Grit. | Make excellent things happen. This ethos informs everything we do. I am immensely proud of my colleagues’ hard work and grateful for the support and partnership of our clients and investors as we navigate through opportunities and challenges. In FY2024, we were recognized for our people and culture in Modern Healthcare’s list of Best Places to Work in Healthcare, the 2023 Bloomberg Gender-Equality Index (GEI) and Achievers 2023 50 "Most Engaged Workplaces®" list. Phreesia is the company it is today because of our dedicated team of 1,438 Phreesians across North America, in 45 states and 9 provinces. We look forward to expanding Phreesia’s employee footprint and growing our team through the establishment of Phreesia India2 in order to bring in-house various outside services that are important to our success. As we look ahead to the coming year, we believe we are poised to deliver on our goals and objectives and continue our progress toward reaching profitability1 in FY2025. We remain focused on driving long-term value for all of our stakeholders. We thank you for your interest in Phreesia, and we look forward to providing you with further updates throughout the year. MARCH 14, 2024 Chaim Indig Chief Executive Officer and Co-Founder

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 3 Fiscal Year 2024 Fourth Quarter Highlights3 REVENUE Total revenue was up 24% year-over-year to $95.0 million in the fourth quarter. Year-over-year growth was led by Subscription and related services at 27%, followed by Network solutions at 23%. Payment processing fees revenue was up 19% year-over-year. QUARTERLY REVENUE1 (FY2021 - FY20242) Subscription and related services Payment processing fees Network Solutions 1 Revenue may not add up due to rounding. 2 Fiscal year ended January 31. Average Healthcare Services Clients In the fourth quarter of fiscal 2024, we supported 3,962 Average Healthcare Services Clients (“AHSCs”),4 an increase of 2745 AHSCs over the third quarter of fiscal year 2024 and an increase of 822 AHSCs (or 26%) year-over-year. The sequential increase of 274 AHSCs is in line with the expectation we shared in 3 Fiscal year ended January 31, 2024 and fiscal quarter ended January 31, 2024 should be considered ‘unaudited'. 4 We define AHSCs as the average number of clients that generate Subscription and related services or Payment processing revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client. 5 Includes approximately 120 AHSCs from the acquisition of ConnectOnCall, which closed on October 3, 2023.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 4 our third quarter stakeholder letter, furnished on December 5, 2023 (“Fiscal Third Quarter Letter”). In the first quarter of fiscal 2025, we expect to see AHSCs increase by at least 100 as we prioritize AHSC prospects that drive profitable1 revenue growth across Subscription and related services, Payment processing and Network solutions. It is worth noting that our forecast for AHSC growth in the first quarter was incorporated into our fiscal 2025 revenue outlook. AHSCs (FY2021 - FY20241) 1 Fiscal year ended January 31. Total Revenue and Healthcare Services Revenue Per AHSC In the fiscal fourth quarter of 2024, total revenue per AHSC was $23,979, down 2% year-over-year. As we indicated in the Fiscal Third Quarter Letter, total revenue per AHSC in the fiscal 2024 third and fourth quarters was negatively impacted by the inclusion of former ConnectOnCall AHSCs (acquired on October 3, 2023) that had an immaterial amount of revenue associated with them. As a reminder, Subscription and related services and Network solutions revenue growth are driven by two factors: 1) the growth of our network of healthcare services clients; and 2) our ability to drive more value for our existing clients across the solutions within each of our revenue categories. By contrast, our Payment processing fees revenue is almost entirely driven by the growth of our provider network, which our AHSC metric closely mirrors. Existing clients who utilize our payment-facilitator model have only nominal additional payments to process on our network after we have transitioned them to our payment-facilitator model. Our Network solutions revenue also benefits from the size of our provider network. We believe that having multiple methods of monetizing our network is a key factor behind our historical revenue growth. We estimate that our total addressable market ("TAM") of approximately $10 billion[6] and our target client universe in the ambulatory and hospital markets of approximately 50,000 addressable healthcare services clients[7] implies a total annual revenue opportunity of approximately $200,000 per addressable healthcare services client[8] or approximately double our annualized fiscal fourth quarter total revenue per AHSC.

TOTAL REVENUE[1] PER AHSC[2] (FY2021 - FY2024[3])



Subscription and related services
Network Solutions
Payment processing fees
$20.5K
$21.0K
$22.1K
$23.1K
$25.4K
$25.7K
$26.7K
$25.1K
$25.1K
$24.4K
$24.5K
$24.4K
$25.3K
$24.9K
$24.8K
$24.0K
$9.6K
$10.3K
$10.1K
$10.4K
$11.5K
$11.5K
$11.6K
$11.4K
$11.5K
$11.2K
$11.1K
$11.4K
$11.4K
$11.4K
$11.5K
$11.5K
$3.7K
$3.6K
$4.6K
$5.3K
$5.1K
$6.0K
$7.4K
$6.7K
$5.9K
$6.1K
$6.8K
$6.7K
$6.6K
$6.6K
$7.0K
$6.6K
$7.2K
$7.1K
$7.4K
$7.4K
$8.8K
$8.2K
$7.7K
$7.0K
$7.7K
$7.1K
$6.6K
$6.3K
$7.3K
$6.9K
$6.3K
$5.9K
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
FY 2021
FY 2022
FY 2023
FY 2024

[1] Revenue may not add up due to rounding.

[2] Calculated by revenue stream for each period presented as revenue for that period divided by AHSCs during the same period.

[3] Fiscal year ended January 31.

[6] Management's estimate of a $10 billion total addressable market is derived from: (1) the potential $6.3 billion of Subscription and related services revenue, generated from the approximately 1.4 million U.S.-based healthcare services organizations that take medical appointments in ambulatory care settings and healthcare service providers who work in hospital settings; (2) the estimated potential $2.3 billion of consumer-related transactions and payment processing fees, which are based on a percentage of payments that we process through our platform and address approximately $95.0 billion of annual out of pocket patient spend in ambulatory healthcare related professional services; and (3) an estimated potential $1.9 billion in Network solutions revenue, based on projections of direct-to-consumer point-of-care marketing spend and other digital, direct-to-consumer life sciences marketing spend.

[7] IQIVIA, Definitive Healthcare and company estimates as of April 2021.

[8] Management's estimated total annual revenue opportunity per addressable healthcare services client of more than $200,000 is derived from an estimated potential (1) ~$126,000 in annual Subscription and related services revenue per addressable healthcare services client; (2) ~ $46,000 in annual Payment processing fees revenue per addressable healthcare services client; and (3) ~$38,000 in annual Network solutions revenue per addressable healthcare services client.

Phreesia

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 5

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 6 Subscription and Related Services Subscription and related services revenue grew 27% in the fourth quarter of fiscal year 2024 compared to the fourth quarter of the prior fiscal year. Subscription and related services revenue per AHSC was $11,523 in the fiscal fourth quarter, up 1% from the fourth quarter of the prior fiscal year. We expect this figure to grow over the long term as we deepen our client relationships through continued improvements in our solutions and the addition of new products. Payment Processing Our Payment processing fees revenue grew 19% over the prior year’s fiscal fourth quarter, driven by a 19% increase in patient payment volume. Payment processing fees revenue generally grows in line with our network growth. In the fiscal fourth quarter, patient-utilization trends were slightly higher than we had expected internally. Our payment processing gross margin9 was 33% in the fiscal fourth quarter, compared to 34% and 35% in the third quarter of fiscal 2024 and the fourth quarter of fiscal 2023, respectively. This recent trend reflects our willingness to offer more attractive pricing to our clients to the extent that we are able to drive higher patient payment volumes with revenues that exceed our payment transaction costs. Our fiscal fourth quarter take rate percentage10 was 2.93%. Our fiscal fourth quarter take rate percentage declined compared to 2.97% in the fiscal fourth quarter of 2023, and remained flat compared to 2.93% in the fiscal third quarter of 2024. Our payment-facilitator volume percentage has remained relatively consistent over time, coming in at 82% in the fourth quarter of fiscal year 2024, flat and up 1% on a sequential and year-over-year basis, respectively. 9 We define payment processing gross margin as the difference between Payment processing fees revenue and payment processing expense, divided by Payment processing fees revenue. 10 We define take rate percentage as payment processing fees divided by the result of multiplying patient payment volume and payment facilitator volume percentage.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 7 PATIENT PAYMENT STATISTICS (FY2021 - FY20241) Payment Facilitator Volume Percentage4 Take Rate Percentage2 Patient Payment Volume (in millions)3 1 Fiscal year ended January 31. 2 We define take rate percentage as payment processing fees divided by the result of multiplying patient payment volume and payment facilitator volume percentage. 3 We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients’ businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients who utilize our solutions, including via credit and debit cards that we process as a payment facilitator, as well as through cash and check payments, and credit and debit transactions for which Phreesia acts as a gateway to other payment processors. 4 Payment facilitator volume percentage is defined as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our Payment processing fees revenue. Network Solutions Our Network solutions revenue includes fees for direct communications through our solutions that are designed to educate, engage and activate patients on topics critical to their health. Fiscal fourth quarter 2024 Network solutions revenue increased 23% compared to the fiscal fourth quarter of 2023. We prioritize AHSC prospects that can support Network solutions growth while continuing to supplement our other revenue sources. Our team continues to execute well in a competitive market, and we believe that our network and product offerings help differentiate us. Network solutions revenue from our life sciences clients is based largely on the delivery of messages at a contracted price per message to those patients from whom we receive permission. Campaigns are sold for a specified number of messages delivered to qualified patients over an expected timeframe, and revenue is recognized as those messages are delivered.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 8 Life Sciences Since 2020, Phreesia has delivered more than 20.7 million messages to adults to encourage conversations with care teams about recommended vaccines. According to a survey conducted on the Phreesia platform: were very or extremely likely to ask their doctor about the vaccine of respondent patients exposed to these messages found the information mostly or all new As further validation of our impact, in a January 2024 editorial in the Annals of Internal Medicine about the need for better communication to help address low immunization rates, the authors pointed to Phreesia’s platform as an example of a tool that goes beyond simply informing patients. “We need innovative solutions to foster shared decision making,” the authors said in the editorial. “Phreesia, a company that engages with patients in more than 1 in 10 of all U.S. health care appointments, modified its patient interface to promote adult vaccination at the ‘touch point’ of a medical visit. This effort resulted in 20 million patient prompts for recommended adult vaccines. In a follow-up survey, one third of [respondent] patients indicated their intent to get vaccinated.” In the fiscal fourth quarter, Phreesia joined the National Adult and Influenza Immunization Summit’s Call to Action for Adult Immunizations campaign to improve vaccination rates among adults. Phreesia’s vaccine management tools support healthcare organizations by collecting critical information, engaging patients about immunizations and saving staff time. We are very proud of the positive influence our technology and our team have had on advancing health outcomes. Optimizing Content for Health Literacy Phreesia is committed to meeting patients where they are, including through content that our team creates on behalf of our sponsors. In a recent blog post, our Content Strategy team shared best practices for optimizing content for health literacy. Those recommendations included using simple, conversational language, using design elements to make the copy easier to understand, tailoring content to the intended audience and remembering that stress at point of care can impact health literacy.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 9 Phreesia believes that health literacy is a state, not a trait. This means that health literacy can fluctuate depending on a patient’s circumstances, independent of their education or reading level. For example, no matter what you put in front of a patient who just got a cancer diagnosis, it will blur in front of their eyes. Product Update During the fourth quarter, we went live with the inaugural campaigns for our first medication adherence product, Post-Script Engagement, to address an industry-wide challenge and bring value to a range of audiences, from patients to providers to life sciences organizations. Recognized by PM360 as one of 2023's Most Innovative Marketing Technologies, Post-Script Engagement aims to help close the vast gap between prescriptions written and prescriptions filled. This product surveys how likely patients are to fill their prescriptions, uncovers common barriers to adherence that can be used to inform provider decision making, and provides patients with resources to help them follow through with their medication and treatment plans as soon as they are prescribed. The product also allows life sciences organizations to educate patients at a critical point in their healthcare journey. Meeting patients at high-intent moments in their medication adherence journey with relevant educational materials or financial assistance information can empower them to better understand their prescriptions and help them access the tools they need to overcome adherence barriers. Although financial challenges and low awareness are the predominant factors affecting patients’ medication adherence, those obstacles present an ideal opportunity for industry stakeholders to address these issues by reaching patients with relevant educational and support resources just after they have been prescribed a medication. We believe this unique ability to engage patients at every step in their healthcare journey exemplifies how Phreesia works across the continuum of care to help improve health outcomes.

Product Accessibility

Ensuring our product is accessible and meets patients where they are is an ongoing priority for Phreesia. To that end, our Product team released several key updates that add to our existing accessibility features and make it easier to activate every patient in their care. As examples:

- Our Branding Manager tool now alerts clients when they select color combinations that could be difficult for people with visual impairments to see.
- All images in patient intake workflows will include alt text going forward, helping people who use screen readers comprehend information conveyed through images.
- The body diagram module in Phreesia's intake workflows is now accessible by patients who use keyboards or other assistive technology to navigate the internet.

Security

In January 2024, Phreesia's platform was re-certified as a PCI DSS Level 1 service provider, an important designation that furthers the trust of our clients, patients and other stakeholders. We are committed to maintaining the certifications needed to sustain a competitive position in the market.

INNOVATIVE SOFTWARE TO IMPROVE EFFICIENCY, CASH FLOW AND THE PATIENT EXPERIENCE

Access to care	Registration	Revenue Cycle	Network
Provider directory for patients seeking care	Mobile and in-office	Point-of-service payments	Education and engagement before, during and after the visit
Integrated patient scheduling	intake modalities	Insurance verification	Patient insights
Automated appointment rescheduling	Registration for virtual visits	Payment plans	Referral management
Appointment reminders	Specialty-specific workflows	Online payments	Doctor finder
Patient text messaging	Consent management	Card on file and payment assurance	
After-hours care	Self-service patient-reported outcomes and screenings		
Smart answering solution			

Phreesia QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 10

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 11 Culture This past year was our fourth supporting a fully remote workforce. Life@Phreesia continues to foster connectivity and engagement among Phreesians by creating community, providing a space for employee feedback and investing in the health and wellness of our people. We also proudly launched two new employee resource groups in fiscal 2024: Phree & Able, which promotes acceptance and inclusion of individuals with visible and hidden disabilities; and The Military Exchange, which supports active military, veterans and/or employees with familial relations to military members. Dr. Hilary Hatch Named to the 2024-2025 National Quality Forum Leadership Consortium We are thrilled to share that our Chief Clinical Officer, Hilary Hatch, PhD, has been selected to participate in the National Quality Forum’s 2024-2025 Leadership Consortium. Dr. Hatch is one of only 29 healthcare leaders included in the prestigious group, underscoring her dedication to healthcare quality and patient-centered care. She was first named to the group for a two-year term in 2022. All-Company Meeting (“PhreesiaFest”) On February 1 and 2, 2024, our entire company gathered in Washington D.C. for PhreesiaFest where we celebrated our achievements and set our collective sights on our future goals. It was an exciting few days of team recognition and collaboration.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 12 Operating Leverage We continue to see operating leverage across most of our investments putting us in a position to return to profitability1 in fiscal 2025. We expect our Sales and marketing, Research and development and General and administrative expense lines to all show improvement as a percentage of revenue through fiscal 2025. Cost of Revenue Cost of revenue (excluding depreciation and amortization) increased $2.1 million to $61.0 million in fiscal 2024, as compared to $58.9 million in fiscal 2023. The increase resulted primarily from a $6.1 million increase in outside services and other third-party costs driven by revenue growth and a $0.9 million increase in employee stock compensation costs, partially offset by a $4.7 million decrease in employee salary and benefits costs driven by lower headcount. Stock compensation incurred related to cost of revenue was $4.6 million and $3.7 million for fiscal 2024 and fiscal 2023, respectively. Sales & Marketing Sales and marketing expense decreased $4.3 million to $147.0 million in fiscal 2024, as compared to $151.3 million in fiscal 2023. The decrease was primarily attributable to a $13.6 million decrease in employee salary and benefits costs driven by a lower average headcount, partially offset by a $3.8 million increase in employee stock compensation, a $3.0 million increase in travel and other internal sales and marketing costs, as well as a $2.6 million increase in outside services and other third-party sales and marketing costs. Stock compensation incurred related to sales and marketing expense was $26.0 million and $22.2 million for fiscal 2024 and fiscal 2023, respectively. Research & Development Research and development expense increased $21.1 million to $112.3 million in fiscal 2024, as compared to $91.2 million in fiscal 2023. The increase resulted primarily from a $9.2 million increase in employee salary and benefit costs, a $5.7 million increase in employee stock compensation costs driven by an increased research and development headcount, a $2.1 million increase in software costs, a $1.1 million increase in outside services costs and a $0.8 million increase in hardware and hosting costs. We also note that our commitment to security for the benefit of our stakeholders is reflected in our ongoing research and development investments. Stock compensation incurred related to research and development expense was $17.4 million and $11.8 million for fiscal 2024 and fiscal 2023, respectively. General & Administrative General and administrative expense decreased $0.5 million to $79.9 million in fiscal 2024, as compared to $80.4 million in fiscal 2023. The $0.5 million decrease resulted primarily from a $1.7 million decrease in employee salary and benefit costs as well as lower rent, travel and insurance costs, partially offset by a $2.5 million increase in employee stock compensation costs as well as a $1.1 million increase in outside services costs associated with fiscal year 2024 acquisitions. Stock compensation incurred related to general and administrative expense was $23.7 million and $21.2 million in fiscal 2024 and fiscal 2023, respectively.

OPERATING EXPENSE TRENDS



Subscription & Network Solutions[1]
Cost of Revenue % Rev
27% 29% 29% 30% 33% 31% 27% 27% 25% 23% 23% 23%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24 Q4 FY24
Payment processing expense[2]
% Rev
58% 59% 59% 61% 63% 64% 65% 65% 66% 67% 66% 67%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24 Q4 FY24
Sales & Marketing
$ / % of Rev
$15 $22 $32 $37 $40 $38 $37 $36 $37 $37 $37 $36
31% 43% 57% 64% 63% 56% 50% 47% 45% 43% 40% 38%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24 Q4 FY24
Research & Development
$ / % of Rev
$8 $11 $15 $17 $21 $23 $23 $25 $26 $27 $29 $30
17% 22% 27% 30% 33% 33% 31% 33% 32% 32% 31% 31%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24 Q4 FY24
General & Administrative
$ / % Rev
$13 $16 $18 $22 $21 $20 $20 $20 $20 $21 $20 $19
26% 32% 32% 37% 33% 30% 27% 26% 24% 24% 22% 20%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24 Q4 FY24

[1] Subscription & Network Solutions Cost of Revenue as a % of Revenue equals cost of revenue (excluding depreciation and amortization), divided by the sum of Subscription and related services revenues and Network solutions revenues.

[2] Payment processing expense as a % of Revenue equals payment processing expense divided by Payment processing fees revenues.

Phreesia

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 13

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 14 Stock-based Compensation Stock-based compensation through the issuance of restricted stock units (“RSUs”) and performance stock units (“PSUs”) has been an important component of how we reward our team for past and expected future performance. We believe all Phreesia shareholders should view our investments in stock-based compensation through the lens of annual dilution as measured by the net increase in shares associated with stock-based compensation as a percentage of the weighted average common shares outstanding that we report each reporting period. Since fiscal 2021, shares issued related to our stock compensation awards have increased our weighted average shares outstanding by an average of 4% to 5% per year. We expect this percentage to fluctuate year-to-year but anticipate annual net dilution associated with stock-based compensation awards to remain relatively consistent in the near term. Cash Flow Statement, Balance Sheet and Liquidity We have made significant progress in improving our operating cash flow, presented as net cash used in operating activities. Our fiscal fourth quarter net cash used for operating activities improved by $12.8 million year-over-year. On a fiscal year to date basis, net cash used for operating activities improved by $57.7 million year-over-year. This improvement reflects our strong revenue performance over these periods, as well as disciplined expense and cash collections management. We remain focused on driving strong conversions of revenue growth and operating leverage into improvements in operating cash flow in order to accelerate our return to profitability1. As of January 31, 2024 and January 31, 2023, we had cash and cash equivalents of $87.5 million and $176.7 million, respectively. Cash and cash equivalents consist of money market funds and cash on deposit at various financial institutions. We believe that our current cash and cash equivalents balance, along with cash generated in the normal course of business, give us sufficient flexibility to reach our outlook for fiscal 2025 and to plan for continued profitable1 growth in fiscal 2026. ($ in thousands) For the fiscal years ended January 31, 2024 2023 2022 Net cash used in operating activities $(32,378) $(90,123) $(74,710) Investing activities: Acquisitions, net of cash acquired (14,573) - (34,423) Capitalized internal-use software (19,291) (21,471) (12,385) Purchases of property and equipment (5,806) (4,732) (18,420) Net cash used in investing activities $(39,670) $(26,203) $(65,228)

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 15 Fiscal Year 2025 Outlook11 We are maintaining our revenue outlook for fiscal year 2025 at $424 million to $434 million, implying year-over-year growth of 19% to 22%. The revenue range provided for fiscal 2025 assumes no additional revenue from potential future acquisitions completed between now and January 31, 2025. We are also updating our Adjusted EBITDA outlook for fiscal year 2025 to a range of $12 million to $20 million from a previous range of $10 million to $20 million. Our outlook reflects our focus on improving efficiency and operating leverage. About Phreesia Phreesia is a trusted leader in patient activation, giving providers, life sciences companies, payers and other organizations tools to help patients take a more active role in their care. Founded in 2005, Phreesia enabled approximately 150 million patient visits in 2023—more than 1 in 10 visits across the U.S.—scale that we believe allows us to make meaningful impact. Offering patient- driven digital solutions for intake, outreach, education and more, Phreesia enhances the patient experience, drives efficiency and improves healthcare outcomes. INVESTOR CONTACT: Balaji Gandhi investors@phreesia.com MEDIA CONTACT: Nicole Gist nicole.gist@phreesia.com Non-GAAP Financial Measures We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). We also have not reconciled our gross margins (excluding payments revenue and payment processing expenses)12 to GAAP gross margins 11 We continue to believe we will achieve our fiscal year 2026 Annualized Revenue Target of $500 million achieved by annualizing the highest revenue quarter in fiscal 2026 by four. However, we believe our Revenue Outlook provides more meaningful guidance. As a result, we will no longer present our fiscal 2026 Annualized Revenue Target. 12 We define gross margins (excluding payments revenue and payment processing expenses) as the excess of the sum of Subscription and related services revenue and Network solutions revenue over cost of revenue (excluding depreciation and amortization), divided by the sum of Subscription and related services revenue and Network solutions revenue.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 16 due to the uncertainty and potential variability of reconciling items between gross margins (excluding payments revenue and payment processing expenses) and GAAP gross margins. Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). Forward-Looking Statements This stakeholder letter includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operational performance, including our revenue, margins, Adjusted EBITDA, cash flows and our ability to reach profitability1 in fiscal year 2025; our outlook for fiscal year 2025 (including with respect to Adjusted EBITDA) and fiscal year 2026 targets; our plans and expectations regarding operations in India; our belief that our decisions will enhance long-term shareholder value; the expected results and benefits of our acquisitions; our estimated total addressable market (including any components thereof) and our estimated addressable healthcare services clients; our expected increase in AHSCs during the first quarter of fiscal year 2025; our expectations regarding growth in Subscription and related services revenue per AHSC over the long-term; our expectations regarding annual net dilution associated with stock-based compensation awards; our ability to finance our plans to achieve our fiscal year 2025 outlook and plan for continued profitable1 growth in fiscal year 2026 with our current cash balance along with cash generated in the normal course of business; our business strategy and operating plans; our commitment to privacy and security; industry trends and predictions; our anticipated growth and operating leverage; the factors that drive our revenue growth; successful implementation of our solutions under development; and our expectations regarding the expansion of our offerings and our network of clients and partners. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward- looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2024 | 17 we operate; our ability to develop and release new products and services; our ability to develop and release successful enhancements, features and modifications to our existing products and services; changes in market conditions and receptivity to our products and services; our ability to maintain the security and availability of our platform; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry and addressable market; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions and partnerships, including our recent acquisitions of MediFind, Access eForms and ConnectOnCall; difficulties in integrating our acquisitions and investments; and the recent high inflationary environment and other general market, political, economic and business conditions (including as a result of the warfare and/or political and economic instability in Ukraine, the Middle East or elsewhere). The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those listed or described in our filings with the Securities and Exchange Commission (the "SEC"), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 that will be filed with the SEC after this letter. The forward-looking statements in this letter speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this letter to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law. This letter also includes statistical data, estimates and forecasts that are based on industry publications or other publicly available information, as well as other information based on our internal sources. This information may be based on many assumptions and limitations, and you are cautioned not to give undue weight to such information. We have not independently verified the accuracy or completeness of the information contained in these industry publications and other publicly available information. Conference Call Information We will hold a conference call on March 14, 2024 at 5:00 PM ET to review our fiscal year 2024 and fiscal fourth quarter financial results. To participate in our live conference call and webcast, please dial (888) 350-3437 (or (646) 960-0153 for international participants) using conference code number 4000153 or visit the “Events & Presentations” section of our Investor Relations website ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.